UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On April 27, 2017, the Company, through its subsidiary Gushen Holding Limited (“GHL”), and Greenpro Resources Limited (“Greenpro”), a company incorporated in British Virgin Islands, entered into an Asset Purchase Agreement (the “Agreement”), pursuant to which GHL sold the assets in Gushen Credit Limited (“GCL”), a wholly owned subsidiary of GHL. As consideration thereof, Greenpro agreed to pay for the purchase price of $105,000. The asset disposition was completed on April 27, 2017.

On April 28, 2017, the Company, through its subsidiary GHL, sold Two (2) ordinary shares of GCL to Greenpro, representing 100% of ownership, for a total consideration of $0.26 in cash. The purchase price is determined based on the mutual agreement between GHL and Greenpro. The company starting from April 28, 2017 ceased to carry on money lending business.

The following Unaudited Pro Forma Condensed Consolidated Financial Statements have been derived by the application of adjustments to the Company's historical consolidated financial statements. The Unaudited Pro Forma Condensed Consolidated Statement of Income for the fiscal year ended April 30, 2016 and for the nine months ended January 31, 2017 are presented as if the disposition had occurred on May 1, 2016. The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of January 31, 2017 is presented as if the disposition had occurred on January 31, 2017.

Historical financial information for the fiscal year ended April 30, 2016 has been derived from audited historical consolidated financial statements included in Gushen Inc’s 2016 Annual Report on Form 10-K. Historical financial information for the Company as of and for the nine months ended January 31, 2017 has been derived from unaudited historical consolidated condensed financial statements included in the Company’s Quarterly Report on Form 10-Q.

The unaudited pro forma condensed consolidated balance sheet and condensed consolidated statements of income are provided for informational purposes only and should not be construed to be indicative of the Company’s consolidated financial position or results of operations had the transaction been consummated on the date assumed and do not project the Company’s consolidated financial position or results of operations for any future period or date.

The unaudited pro forma consolidated balance sheet and unaudited pro forma consolidated statements of income were derived by adjusting the Company’s historical consolidated financial statements for the deposition of GCL. The unaudited pro forma condensed combined statements of income do not include the impact of any potential cost savings or one-time costs that may result from the disposition.

GUSHEN INC.

UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED STATEMENT OF INCOME

FOR THE YEAR ENDED APRIL 30, 2016

(Currency expressed in United States Dollars (“US$”), except for number of shares)

	As Reported	Pro Forma Adjustments	Pro Forma

Revenue
Loan interest income	$-	$-	$-
Service Income	3,800	-	3,800
Total Income	3,800	-	3,800

Cost of revenue	(1,800)	-	1,800
Gross Profit	2,000	-	2,000
Operating expenses
General and Administrative	(34,304)	-	(34,304)
Income Before Income Tax	(32,304)	-	(32,304)
Income tax expense	-	-
Net Loss	$(32,304)	$-	$(32,304)
Net Loss per share:
Basic and diluted	$(0.00)		$(0.00)
Weighted-average common shares outstanding:
Basic and diluted	28,959,888		28,959,888

The accompanying notes are an integral part of this unaudited pro forma consolidated financial statements

GUSHEN INC.

UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED STATEMENT OF INCOME

FOR THE NINE MONTHS ENDED JANUARY 31, 2017

(Currency expressed in United States Dollars (“US$”), except for number of shares)

	As Reported	Pro Forma Adjustments		Pro Forma

Revenue
Loan interest income	$17,915	(17,915	)(a)	$0
Service Income	18,556	(18,556	)(a)	0
Total Income	36,471	(36,471)		0

Cost of revenue	(6,871)	6,871	(a)	0
Gross Profit	29,600	(29,600)		0
Operating expenses
General and Administrative	(486,305)	471,423	(b)	(14,882)
Income Before Income Tax	(456,705)	441,823		(14,882)
Income tax expense	-	-		-
Net Loss	$(456,705)	$441,823		$(14,882)
Net Loss per share:
Basic and diluted	$(0.02)			$(0.00)
Weighted-average common shares outstanding:
Basic and diluted	29,018,750			29,018,750

The accompanying notes are an integral part of this unaudited pro forma consolidated financial statements

GUSHEN INC.

UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED BALANCE SHEET

AS OF JANUARY 31, 2017

(Currency expressed in United States Dollars (“US$”), except for number of share)

(Unaudited)

	As Reported	Pro Forma Adjustments		Pro Forma

ASSETS
NON-CURRENT ASSETS:
Plant and equipment, net	$133,536	$(133,536	)(c)	$0
CURRENT ASSETS
Loans receivable	29,917	(29,917	)(d)	0
Amount due from a director	-	33,003	(e)	33,003
Due from Gushen Credit Ltd	-	29,320	(f)	29,320
Accounts receivable	18,556	(18,556	)(g)	0
Prepayments	24,182	(24,182	)(g)	0
Deposits	105,787	(105,787	)(g)	0
Cash and cash equivalents	6,341	(1,201	)(h)	5,140
Total current assets	184,783	(117,320)		67,463

TOTAL ASSETS	$318,319	$(250,856)		$67,463

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Others payable and accrued liabilities	$86,041	$(86,041	)(i)	$0
Amount due to a director	826,845	(826,845	)(j)	0
TOTAL LIABILITIES	912,886	(912,886)		0

STOCKHOLDERS’ DEFICIT:
Preferred stock, $0.0001 par value; 200,000,000 shares authorized; None issued and outstanding	-	-		-
Common stock, $ 0.0001 par value; 600,000,000 shares authorized; 29,018,750 shares issued and outstanding as of January 31, 2017	2,902	-		2,902
Additional paid-in capital	113,948	-		113,948
Accumulated deficit	(711,417)	662,030	(k)	(49,387)
TOTAL STOCKHOLDERS’ DEFICIT	(594,567)	662,030		67,463

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$318,319	$(250,856)		$67,463

The accompanying notes are an integral part of this unaudited pro forma consolidated financial statements

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma condensed consolidated statements of income for the year ended April 30, 2016 and for the nine months ended January 31, 2017 are presented as if the disposition occurred as of May 1, 2016. The unaudited pro forma condensed consolidated balance sheet as of January 31, 2017 is presented as if the disposition occurred on January 31, 2017.

The Unaudited Pro Forma Condensed Combined Financial Statements reflect the following adjustments:

(a)	Reflect the loan interest income, service income and subcontractor cost that would not have been generated or incurred as if the disposition of GCL had occurred at the beginning of the fiscal year

(b)	Reflect the general and administrative expense of $471,426 incurred by GCL

(c)	Reflect the furniture and fittings, equipment and leasehold improvement owned by GCL

(d)	Reflect the current asset of loans receivable owned by GCL

(e)	Reflect the amount due from a director of $72,659 by the Company minus the amount due to a director of $39,656 by GHL

(f)	Reflect the amount that would have been due from GCL as if the disposition had occurred on January 31, 2017

(g)	Reflect the current asset of prepayments, accounts receivable and deposits owned by GCL

(h)	Reflect the cash and cash equivalent being held by GCL

(i)	Reflect the current liabilities of others payable and accrued being held by GCL

(j)	Reflect the adjustment to the amount due to directors held by GCL

(k)	Reflect the adjustment to the accumulated deficit made by GCL